Exhibit 99.1


From:    Bill Boyd
Sent:    Thursday, August 24, 2006 11:10 AM
To:      Mike Zendan
Subject: Muzak Board of Directors

As you are aware, my employment agreement with Muzak terminates this month. I appreciate the opportunity to continue as an outside Board member. However, I have made the decision to resign from the Board with the end of my employment.

Since my resignation as the operating officer of Muzak in February of 2000, it has been difficult and frustrating, at times, to watch the direction and focus of the business. I have attempted to influence that direction and focus, but have not had a great deal of success.

I have been involved with Muzak for over 38 years and I doubt there is anyone who is more committed to the business. I have a large personal investment in Muzak LLC and therefore have a real desire to see the business succeed.

Thank you.

Bill Boyd